UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Online Resources Corporation

(Name of Registrant as Specified In Its Charter)

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April 27, 2009
VOTE THE WHITE PROXY CARD NOW!
Fellow Shareholders:
In our last letter to you, we explained why we believe the interests of Tennenbaum Capital Partners (“Tennenbaum”) are in sharp conflict with yours, and that a vote for their hand-picked and paid Board nominees would damage our prospects for increasing shareholder value (see http://investor.orcc.com).
The purpose of this letter is to explain why we believe our common shareholders will substantially benefit from continued execution of the Company’s 2007 strategic plan.
WE ARE POISED TO DELIVER SUBSTANTIAL SHAREHOLDER VALUE
We believe that the two key causes of recently slowed earnings growth are largely behind us. Interest rates are at historic lows and unlikely to have a further negative impact on earnings. Nor do we see signs of a repeat cluster of client losses, particularly given our low revenue per client concentration and 100% retention rate for large bank clients last year.

As reported by CapIQ, a consensus of equity analysts expect our core earnings per share to grow at an average of 18% annually over the next five years. Over the next three years, our target is a 20-25% average annual increase in core earnings per share.
Currently, we are valued at approximately 8.5 times trailing 12 month Ebitda. If we maintain this valuation level and achieve the 18% earnings growth that analysts expect, our shares could trade at a multiple of our current price by year-end 2011.

This represents only what might be achieved with certain growth rates and Ebitda multiples and is not a forecast of future share price. We caution investors to be skeptical of any mathematical stock price model as the results are meaningless if the assumptions are bad. So why should you believe we can achieve our assumptions?
•	Operating Leverage. We invested heavily in organization structure and new product development needed to take advantage of our acquisitions. Now that our cost structure has stabilized, we can leverage continuing adoption and transaction growth over this relatively fixed cost base to expand margins.

•	Cost Efficiencies. Our bank and biller network can disburse electronic payments at little or no incremental cost, saving us approximately $500,000 for every 10% of payments moved in-network. In 2007, we delivered 20-30% of electronic payments in-network; today we deliver 50-60% and the rate is increasing.

•	New Revenue Streams. Products developed from our acquisitions are just reaching market. For example, our recently introduced web collections service is being launched by 5 of the 10 largest US credit card issuers. So while the product investment has been made, we are only just beginning to see the revenue.

•	Debt Reduction. In acquiring Princeton eCom we took on significant debt to minimize shareholder dilution. By repaying debt and generating excess cash, we increase earnings with lower risk and create the potential for share price to grow faster than earnings.
We are now seeing real indicators of success in our operating and financial results. In addition to the payment cost savings and web collections successes already mentioned;
•	New client sales are at record levels, exceeding even the late ‘90s when web-based services were rapidly expanding. We now target fewer but more committed clients, who value our full suite of web-based financial services.

•	Cash flow has improved significantly, resulting in more than a 50% increase in cash and short term investment balances, to over $27 million, in the last six months alone. Meanwhile, we continue to repay bank debt, which has been reduced by $13 million from its original $85 million.

We also believe the risks to achieving shareholder value have been significantly reduced. We acknowledge the challenges and uncertainties of this difficult economy. But as evidenced by our strong first quarter 2009 preliminary results, we believe that achievement of our stated earnings goals now depends far more on expense control and debt repayment than on revenue expansion.
We are committed to achieving our earnings targets and our periodic guidance. So while we believe there is large revenue potential from new product adoption and market share expansion, we have not included them as large contributors to our earnings growth.
In addition, shareholders could enjoy upside from an increase in interest rates and industry stock valuation multiples, both of which are now at historic lows.
OUR ATTRACTIVE PAYMENTS NETWORK CREATES AND HEDGES SHAREHOLDER VALUE
Like Tennebaum, we believe we are an attractive acquisition target. Where we differ is that we believe our acquisition value is increasing — not decreasing — and shareholders can achieve significantly better returns by deferring our option to sell the Company. Here is why.
Until 2004, Online Resources was niche web-banking provider focused on the community banks and credit unions. While this remains a very important market for us, we have since transformed and diversified the Company into a multi-channel provider servicing commercial billers and banks of all sizes.

Tennenbaum is now sounding an alarm that community banking core processors are consolidating — implying that potential acquirers are disappearing and investors need to “cash out” while they can. This wrongly continues to view us through a 2004 lens.
Tennenbaum’s focus on core processor acquirers completely ignores the other, larger segments of our business. Our billers, e-commerce and large bank clients do not depend on banking core processors. Rather, the convergence occurring in the broader payments business is the driver of our strategic value.
Close integration of our banking and biller networks is what differentiates us and makes us valuable. Every time we expand our payments network by adding a bank or biller, we increase our potential client base — and the range of companies who may want to partner with or own us. The number of potential acquirers of Online Resources is increasing, not decreasing.

We believe we can maximize shareholder value by continuing to execute our plan and reaping the revenue and earnings benefits of the investments we have already made. If for any reason, financial performance falls short of expectations, we are convinced there will be multiple opportunities to monetize the Company’s strategic value at a strong premium.
VOTE FOR THE ONLINE RESOURCES DIRECTORS ON THE WHITE CARD
As lead member of your management team, I ask that you support a Board that is strongly independent, balanced in its judgments and mindful of all shareholder interests. Each of our nominees continually challenges us as managers, while supporting our overarching goals of maximizing shareholder value and client service.
Our nominees deserve your support.
Sincerely,
/s/ Matthew P. Lawlor
Matthew P. Lawlor
Chairman & CEO

Even if you have already voted Tennenbaum’s blue card,
you can still vote in favor of the Company’s nominees.
Just sign, date and mail the enclosed WHITE card.
Only your latest dated vote will be counted.
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE card.

•	Please vote each WHITE card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any blue card sent to you by Tennenbaum.

•	Even if you have sent a blue card to Tennenbaum, you have every right to change your vote. You may revoke that proxy, and vote as recommended by our Board by signing, dating and mailing the enclosed WHITE card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE card in the postage-paid envelope provided today.

•	If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares,
please call our proxy solicitor:
MORROW & CO., LLC AT (800) 607-0088

Definition of Non-GAAP Measures
Ebitda is defined as earnings before interest, taxes, depreciation, amortization, preferred stock accretion and equity compensation expense.
Core net income is defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, income tax benefit from the release of valuation allowance, income (costs) related to the fair market valuation of certain derivatives, preferred stock accretion related to the redemption premium and all other non-recurring charges. Some or all of these items may not be applicable in any given reporting period.

Actual, Guidance and Hypothetical Financial Performance
(in millions except per share, multiples and percents)	Actual	Guidance	Hypothetical	Hypothetical	Hypothetical
	2008	2009	2010	2011	2012
Core EPS	$0.24	$0.35	$0.41	$0.49	$0.58
Growth (1)			18%	18%	18%
Ebitda	$32.7	$40.0	$48.8	$59.5	$72.6
Growth (2)			22%	22%	22%
Actual/Estimated Net Debt (3)	$154.0	$135.0	$114.0	$84.0	$62.0
Fully Diluted Shares Outstanding (4)	30.6	31.5	33.0	34.5	36.0

Potential Increase in Shareholder Value - Consensus Core EPS Growth, No Valuation Multiple Expansion
(in millions except per share, multiples and percents)	Actual	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	2008	2009	2010	2011	2012
2008 Valuation Multiple (TEV/LTM Ebitda)	8.5	8.5	8.5	8.5	8.5
Total Enterprise Value	$276	$340	$415	$506	$617
Market Capitalization	$122	$205	$301	$422	$555
Share Price	$4.00	$6.51	$9.12	$12.23	$15.43
Share Price Growth		63%	40%	34%	26%
% of Total Enterprise Value Owned by Common Shareholders	44%	60%	73%	83%	90%

NOTE:	This is not a forecast or statement of any expectation of future share price. It is only a representation of what undiscounted future share prices might be acieved assuming a range of earnings growth rates and valuation multiples.
(1) based on consensus analysts’ expectations of compound annual core EPS growth over 5 years
(2) based on historical and forecasted relationship betweencore EPS growth and Ebitda growth
(3) based on scheduled senior debt repayment, preferred security accretion and forecasted cash position
(4) assumes an increase of 1.5 million shares per year for equity plan exercises, price related increases in treasury method shares included, etc.

Reconciliation to Revenue Without a Change in Interest Rates
	Actual	Forecast
	2008	2009
Revenue	$151.6	$165.0
Impact of Change in Interest Rates	$3.40	$6.50

Revenue Without a Change in Interest Rates	$155.0	$171.5

Reconciliation to Core Net Income per Share, With and Without a Change in Interest Rates
	Actual	Actual	Actual	Forecast
	2006	2007	2008	2009
Net (Loss) Income Available to Common Stockholders per Share	$(0.16)	$0.09	$(0.24)	$(0.17)
Loss on Extinguishment of Debt	—	0.19	—	—
Preferred Stock Accretion Related to Redemption Premium	0.03	0.05	0.05	0.05
Change in Fair Value of Stock Price Protection	—	(0.01)	0.06	—
Change in Fair Value of Theoretical Swap Derivative	—	(0.04)	(0.12)	—
Change in Fair Value of Mark to Market Investments	—	—	0.02	—
Equity Compensation Expense	0.10	0.11	0.15	0.22
Tax Valuation Allowance Benefit	—	(0.47)	(0.01)	—
Amortization of Intangible Assets	0.19	0.32	0.33	0.25
Other, Including Impact of Treasury Method and Rounding	—	0.01	—	—

Core Net Income per Share	$0.16	$0.25	$0.24	$0.35

Impact of Change in Interest Rates, Net of Tax Expense	$—	$—	$2.0	$3.9
Per Share	$—	$—	$0.07	$0.13

Core Net Income per Share without Change in Interest Rates	$0.16	$0.25	$0.31	$0.48

FINANCIAL AND OPERATING METRICS

INFORMATION REGARDING FORWARD LOOKING STATEMENTS
This letter may contain statements about future events and expectations, which are “forward-looking statements.” Any statement in this letter that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.